Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.6 Million In First Fiscal Quarter
Highlighted by Continued Credit Quality Improvements

Vancouver, WA – July 23, 2013 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $1.6 million, or $0.07 per diluted share, in its fiscal first quarter ended June 30, 2013. This compares to net income of $1.6 million, or $0.07 per diluted share, in the preceding quarter and a net loss of $1.8 million, or $0.08 per diluted share, in the first quarter a year ago.

“Our strategic plan remains on schedule. We have strengthened the overall health of the company with improved credit quality metrics and sound capital ratios, and we were profitable for the fourth consecutive quarter,” said Pat Sheaffer, Chairman and CEO. “Going forward we will continue to work on improving our asset quality while looking for growth opportunities in the Portland and Vancouver market areas.”

First Quarter Highlights (at or for the period ended June 30, 2013)

•	Net income was $1.6 million, or $0.07 per diluted share
•	Net interest margin was 3.51% for the quarter
•	Nonperforming assets decreased $2.2 million during the quarter to $34.6 million (6.0% decline)
•	Classified assets decreased $7.8 million during the quarter to $59.8 million (11.6% decline)
•	Net recoveries for the first quarter totaled $554,000 compared to net charge-offs of $390,000 in the preceding quarter; marking the fifth consecutive quarter of declining charge-offs
•	Core deposits were strong and accounted for 95% of total deposits
•	Capital levels continue to exceed the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.81% and a Tier 1 leverage ratio of 10.27%

Credit Quality

“We continued to make meaningful progress in reducing our level of problem assets, with nonperforming assets, REO and net charge-offs all declining during the current quarter,” said Ron Wysaske, President and COO.

Classified assets decreased $7.8 million during the quarter to $59.8 million at June 30, 2013 compared to $67.6 million at March 31, 2013 and $109.6 million at June 30, 2012. The classified asset ratio decreased to 66.4% at June 30, 2013.

Nonperforming loans were $21.4 million, or 4.07% of total loans, at June 30, 2013 compared to $21.1 million, or 3.94% of total loans at March 31, 2013 and $36.8 million, or 5.95% of total loans a year ago. The slight increase was due to a $4.0 million loan on an office building in Portland that was moved to nonaccrual status during the quarter. This loan is fully collateralized and has a pending sale on one of the two pieces of collateral that would payoff approximately $2.5 million of the outstanding loan balance.

REO balances decreased $2.5 million during the quarter to $13.2 million, the lowest level in over four years. During the quarter, REO sales totaled $3.0 million with write-downs of $1.3 million and additions of $1.8 million. Riverview also has several additional properties under sales contracts which are expected to close in the September quarter.

The Bank had a provision recapture of $2.5 million during the first quarter.  The provision recapture during the current quarter reflects the continued improvement in credit quality as well as the decline in net loan charge-offs. Riverview

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

recorded a $3.6 million provision recapture in the preceding quarter and made a $4.0 million provision for loan losses in the first quarter a year ago.

The allowance for loan losses was $13.7 million at June 30, 2013, representing 2.61% of total loans and 64.03% of nonperforming loans. Net charge-offs declined for the fifth consecutive quarter as the Bank’s problem credits continued to decline and the recoveries on prior loan charge-offs increased. As a result, Riverview had net recoveries of $554,000 in the fiscal first quarter, compared to net charge-offs of $390,000 in the preceding quarter and net charge-off of $2.9 million in the fiscal first quarter a year ago.

Balance Sheet Review

Net loan balances declined $8.7 million during the quarter, primarily due to the Bank’s continued focus on reducing classified loan balances. Net loans were $511.7 million at June 30, 2013 compared to $520.4 million at March 31, 2013 and $597.1 million at June 30, 2012. “Over the past year our focus has been on reducing classified loan balances,” said Wysaske. “As classified loan balances continue to decrease, we are focusing more of our attention on increasing loan production. We have two full service lending teams that are working both the Vancouver and Portland market areas looking for new relationships and quality loans. We remain optimistic for our loan growth potential in fiscal year 2014 as our loan pipeline has been growing in recent quarters.”

The commercial real estate (“CRE”) loan portfolio totaled $292.2 million at June 30, 2013, of which 29% was owner-occupied and 71% was investor-owned. The CRE portfolio contained eight loans totaling $13.4 million that were nonperforming, representing 4.6% of the total CRE portfolio and 62.7% of total nonperforming loans.

Total deposits were $659.5 million at June 30, 2013 compared to $663.8 million at March 31, 2013 and $705.9 million a year ago. The Company’s focus remains on growing low cost customer deposits.  At June 30, 2013, non-interest checking accounts were $117.5 million, an increase of 4.4% from the prior quarter.

In fiscal 2012, Riverview established a valuation allowance against its deferred tax asset. At June 30, 2013, the total valuation allowance was $15.8 million. Management and Riverview’s outside advisors will review the deferred tax asset on a quarterly basis to determine the appropriate valuation allowance.  Any future reversals of the deferred tax asset valuation allowance would decrease Riverview’s income tax expense, increase its after tax net income and shareholders’ equity.

Income Statement

Riverview’s net interest margin was 3.51% for the first quarter compared to 3.64% for the preceding quarter and 4.22% in the first quarter a year ago. The decrease from prior year was primarily due to an increase in cash balances along with a corresponding decrease in loan balances and the re-pricing of loans in the loan portfolio. Loan yields have continued to contract as existing loans in the portfolio re-price and new loans are originated in the current low interest rate environment.

Non-interest income increased to $2.2 million in the first quarter of fiscal 2014 compared to $2.0 million in the preceding quarter. Mortgage banking activity remained higher than normal with a total of $20.8 million in new mortgage loans originated during the quarter, resulting in a $317,000 gain on sale of loans held for sale.  Asset management fees increased to $736,000 during the quarter compared to $604,000 in the same quarter a year ago due to an increase in assets under management as well as an increase in investment activity.

Non-interest expense decreased to $9.2 million in the first quarter of fiscal 2014 compared to $10.2 million in the preceding quarter. Data processing expenses in the first quarter included $275,000 in conversion expenses related to the Company’s change in its core operating system during June 2013. REO expenses decreased from prior quarter to $1.6 million. The decrease was primarily attributable to a reduction in total write-downs.  REO write-downs during the quarter totaled $1.3 million compared to $2.6 million in the prior quarter.

“We continue to be aggressive in the pricing of our existing REO properties in an attempt to liquidate these properties more quickly,” Wysaske concluded. “Based on sales activity during the quarter as well as pending sales activity, the updated pricing strategy appears to be working successfully.”

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

Capital and Liquidity

Riverview continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.81% and a Tier 1 leverage ratio of 10.27% at June 30, 2013.

At June 30, 2013, the Bank had available total and contingent liquidity of more than $485 million, including over $225 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco. The Bank also has more than $150 million of cash and short-term investments.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012

Shareholders' equity	$80,144	$78,442	$73,820
Goodwill	25,572	25,572	25,572
Other intangible assets, net	455	454	566
Tangible shareholders' equity	$54,117	$52,416	$47,682

Total assets	$774,578	$777,003	$814,730
Goodwill	25,572	25,572	25,572
Other intangible assets, net	455	454	566
Tangible assets	$748,551	$750,977	$788,592

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $775 million, it is the parent company of the 90 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2013	March 31, 2013	June 30, 2012
ASSETS

Cash (including interest-earning accounts of $96,110, $100,093	$111,878	$115,415	$71,362
and $58,539)
Certificate of deposits	42,652	44,635	40,975
Loans held for sale	1,258	831	100
Investment securities held to maturity, at amortized cost	-	-	487
Investment securities available for sale, at fair value	14,590	6,216	6,291
Mortgage-backed securities held to maturity, at amortized	122	125	168
Mortgage-backed securities available for sale, at fair value	6,068	431	813
Loans receivable (net of allowance for loan losses of $13,697,
$15,643 and $20,972)	511,692	520,369	597,138
Real estate and other pers. property owned	13,165	15,638	22,074
Prepaid expenses and other assets	2,800	3,063	4,550
Accrued interest receivable	1,751	1,747	2,084
Federal Home Loan Bank stock, at cost	7,089	7,154	7,350
Premises and equipment, net	17,708	17,693	17,887
Deferred income taxes, net	498	522	612
Mortgage servicing rights, net	406	388	448
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	49	66	118
Bank owned life insurance	17,280	17,138	16,701

TOTAL ASSETS	$774,578	$777,003	$814,730

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$659,495	$663,806	$705,892
Accrued expenses and other liabilities	8,966	8,006	8,675
Advance payments by borrowers for taxes and insurance	237	1,025	605
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,420	2,440	2,495
Total liabilities	693,799	697,958	740,348

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2013 – 22,471,890 issued and outstanding;	225	225	225
March 31, 2013 – 22,471,890 issued and outstanding;
June 30, 2012 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,541	65,551	65,593
Retained earnings	15,809	14,169	9,756
Unearned shares issued to employee stock ownership trust	(464)	(490)	(567)
Accumulated other comprehensive loss	(967)	(1,013)	(1,187)
Total shareholders’ equity	80,144	78,442	73,820

Noncontrolling interest	635	603	562
Total equity	80,779	79,045	74,382

TOTAL LIABILITIES AND EQUITY	$774,578	$777,003	$814,730

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2013	March 31, 2013	June 30, 2012
INTEREST INCOME:
Interest and fees on loans receivable	$6,605	$6,690	$9,045
Interest on investment securities-taxable	39	54	53
Interest on investment securities-non taxable	-	-	8
Interest on mortgage-backed securities	16	4	8
Other interest and dividends	171	157	129
Total interest income	6,831	6,905	9,243

INTEREST EXPENSE:
Interest on deposits	527	550	823
Interest on borrowings	150	150	349
Total interest expense	677	700	1,172
Net interest income	6,154	6,205	8,071
Less provision (recapture) for loan losses	(2,500)	(3,600)	4,000

Net interest income after provision for loan losses	8,654	9,805	4,071

NON-INTEREST INCOME:
Fees and service charges	1,030	1,083	1,057
Asset management fees	736	547	604
Gain on sale of loans held for sale	317	245	727
Bank owned life insurance income	142	142	149
Other	21	15	(97)
Total non-interest income	2,246	2,032	2,440

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,870	4,051	3,793
Occupancy and depreciation	1,244	1,259	1,234
Data processing	688	379	314
Amortization of core deposit intangible	17	17	19
Advertising and marketing expense	204	153	219
FDIC insurance premium	411	418	287
State and local taxes	126	130	148
Telecommunications	68	74	121
Professional fees	338	307	421
Real estate owned expenses	1,612	2,882	939
Other	665	566	781
Total non-interest expense	9,243	10,236	8,276

INCOME (LOSS) BEFORE INCOME TAXES	1,657	1,601	(1,765)
PROVISION FOR INCOME TAXES	17	6	15
NET INCOME (LOSS)	$1,640	$1,595	$(1,780)

Earnings (loss) per common share:
Basic	$0.07	$0.07	$(0.08)
Diluted	$0.07	$0.07	$(0.08)
Weighted average number of shares outstanding:
Basic	22,357,962	22,351,804	22,333,329
Diluted	22,358,633	22,352,229	22,333,329

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

(Dollars in thousands)	At or for the three months ended
	June 30, 2013	March 31, 2013	June 30, 2012
AVERAGE BALANCES
Average interest–earning assets	$702,926	$691,793	$768,156
Average interest-bearing liabilities	568,246	574,763	636,132
Net average earning assets	134,680	117,030	132,024
Average loans	531,427	543,906	671,798
Average deposits	657,136	662,978	732,812
Average equity	79,997	78,370	76,483
Average tangible equity	53,974	52,321	50,506

ASSET QUALITY	June 30, 2013	March 31, 2013	June 30, 2012

Non-performing loans	21,390	21,133	36,782
Non-performing loans to total loans	4.07%	3.94%	5.95%
Real estate/repossessed assets owned	13,165	15,638	22,074
Non-performing assets	34,555	36,771	58,856
Non-performing assets to total assets	4.46%	4.73%	7.22%
Net loan charge-offs in the quarter	(554)	390	2,949
Net charge-offs (recoveries) in the quarter/average loans	(0.42)%	0.29%	1.76%

Allowance for loan losses	13,697	15,643	20,972
Average interest-earning assets to average
interest-bearing liabilities	123.70%	120.36%	120.75%
Allowance for loan losses to
non-performing loans	64.03%	74.02%	57.02%
Allowance for loan losses to total loans	2.61%	2.92%	3.39%
Shareholders’ equity to assets	10.35%	10.10%	9.06%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.81%	15.29%	13.18%
Tier 1 capital (to risk weighted assets)	14.54%	14.02%	11.91%
Tier 1 capital (to leverage assets)	10.27%	9.99%	9.35%
Tangible common equity (to tangible assets)	7.23%	6.98%	6.05%

DEPOSIT MIX	June 30, 2013	March 31, 2013	June 30, 2012

Interest checking	$93,058	$91,754	$81,064
Regular savings	55,716	54,316	47,596
Money market deposit accounts	213,239	217,091	230,695
Non-interest checking	117,498	112,527	132,231
Certificates of deposit	179,984	188,118	214,306
Total deposits	$659,495	$663,806	$705,892

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2013	(Dollars in thousands)
Commercial	$69,175	$-	$-	$69,175
Commercial construction	-	-	6,885	6,885
Office buildings	-	85,620	-	85,620
Warehouse/industrial	-	40,671	-	40,671
Retail/shopping centers/strip malls	-	65,600	-	65,600
Assisted living facilities	-	7,691	-	7,691
Single purpose facilities	-	92,589	-	92,589
Land	-	19,238	-	19,238
Multi-family	-	38,713	-	38,713
One-to-four family	-	-	3,907	3,907
Total	$69,175	$350,122	$10,792	$430,089

March 31, 2013	(Dollars in thousands)
Commercial	$71,935	$-	$-	$71,935
Commercial construction	-	-	5,719	5,719
Office buildings	-	86,751	-	86,751
Warehouse/industrial	-	41,124	-	41,124
Retail/shopping centers/strip malls	-	67,472	-	67,472
Assisted living facilities	-	13,146	-	13,146
Single purpose facilities	-	89,198	-	89,198
Land	-	23,404	-	23,404
Multi-family	-	34,302	-	34,302
One-to-four family	-	-	3,956	3,956
Total	$71,935	$355,397	$9,675	$437,007

LOAN MIX	June 30, 2013	March 31, 2013	June 30, 2012
Commercial and construction
Commercial	$69,175	$71,935	$79,795
Other real estate mortgage	350,122	355,397	415,320
Real estate construction	10,792	9,675	15,447
Total commercial and construction	430,089	437,007	510,562
Consumer
Real estate one-to-four family	93,341	97,140	105,298
Other installment	1,959	1,865	2,250
Total consumer	95,300	99,005	107,548

Total loans	525,389	536,012	618,110

Less:
Allowance for loan losses	13,697	15,643	20,972
Loans receivable, net	$511,692	$520,369	$597,138

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2013	(Dollars in thousands)
Non-performing assets

Commercial	$-	$404	$811	$-	$-	$1,215
Commercial real estate	5,581	-	7,600	224	-	13,405
Land	-	800	668	-	-	1,468
Multi-family	-	2,465	-	-	-	2,465
Commercial construction	-	-	-	-	-	-
One-to-four family construction	-	168	-	-	-	168
Real estate one-to-four family	349	394	1,376	550	-	2,669
Consumer	-	-	-	-	-	-
Total non-performing loans	5,930	4,231	10,455	774	-	21,390

REO	-	4,327	7,120	1,718	-	13,165

Total non-performing assets	$5,930	$8,558	$17,575	$2,492	$-	$34,555

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2013	(Dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$3,918	$1,326	$13,994	$-	$-	$19,238
Spec Construction Loans	-	168	3,397	138	-	3,703

Total Land and Spec Construction	$3,918	$1,494	$17,391	$138	$-	$22,941

RVSB First Quarter Fiscal 2014 Results
July 23, 2013

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2013	March 31, 2013	June 30, 2012

Efficiency ratio (4)	110.04%	124.27%	78.74%
Coverage ratio (6)	66.58%	60.62%	97.52%
Return on average assets (1)	0.85%	0.83%	-0.85%
Return on average equity (1)	8.22%	8.25%	-9.33%

NET INTEREST SPREAD
Yield on loans	4.99%	4.99%	5.40%
Yield on investment securities	1.44%	2.81%	3.04%
Total yield on interest earning assets	3.90%	4.05%	4.83%

Cost of interest bearing deposits	0.39%	0.41%	0.54%
Cost of FHLB advances and other borrowings	2.40%	2.42%	5.56%
Total cost of interest bearing liabilities	0.48%	0.49%	0.74%

Spread (7)	3.42%	3.56%	4.09%
Net interest margin	3.51%	3.64%	4.22%

PER SHARE DATA
Basic earnings (loss) per share (2)	$0.07	$0.07	$(0.08)
Diluted earnings (loss) per share (3)	0.07	0.07	(0.08)
Book value per share (5)	3.57	3.49	3.28
Tangible book value per share (5)	2.41	2.33	2.12
Market price per share:
High for the period	$2.67	$2.76	$2.29
Low for the period	2.27	1.66	1.08
Close for period end	2.51	2.64	1.25

Average number of shares outstanding:
Basic (2)	22,357,962	22,351,804	22,333,329
Diluted (3)	22,358,633	22,352,229	22,333,329

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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